Exhibit 5.1

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019-6092

tel (212) 259 8000
fax (212) 259 6333
March 8, 2011
MetLife, Inc.
1095 Avenue of the Americas
New York, NY 10036

Re:	MetLife, Inc. — Underwritten Public Offering of 146,809,712 Shares of Common Stock
Ladies and Gentlemen:
          We have acted as special counsel for MetLife, Inc., a Delaware corporation (the “Company”), in connection with the sale (i) by the Company of 68,570,000 shares (the “Primary Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and (ii) by ALICO Holdings LLC, a Delaware limited liability company (the “Selling Stockholder”), of 78,239,712 shares (the “Secondary Shares,” and together with the Primary Shares, the “Shares”) of the Common Stock, in each case, pursuant to the Underwriting Agreement, dated as of March 2, 2011 (the “Underwriting Agreement”), among the Company, the Selling Stockholder, American International Group, Inc., a Delaware corporation (“AIG”), and Goldman, Sachs & Co., Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as the representatives (the “Representatives”) of the several underwriters (the “Underwriters”) listed on Schedule I to the Pricing Agreement, dated as of March 2, 2011 (the “Pricing Agreement,” and together with the Underwriting Agreement, the “Transaction Documents”), among the Company, the Selling Stockholder, AIG and the Representatives.
     In accordance with our understanding with you as to the scope of our services applicable to the transactions contemplated in the Underwriting Agreement, we have reviewed: (a) the registration statement on Form S-3 (File No. 333- 170876) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which automatically became effective under the Securities Act on November 30, 2010, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the documents incorporated by reference therein (the “Registration Statement”); (b) the prospectus, dated November 30, 2010 (the “Base Prospectus”), filed as part of the Registration Statement; (c) the preliminary prospectus supplement, dated March 1, 2011, relating
New York | London multinational partnership | Washington, DC
Abu Dhabi | Albany | Almaty | Beijing | Boston | Brussels | Chicago | Doha | Dubai
Frankfurt | Hong Kong | Houston | Johannesburg (pty ) ltd. | Los Angeles | Madrid | Milan | Moscow
Paris multinational partnership | Riyadh affiliated office | Rome | San Francisco | Silicon Valley | Warsaw

MetLife, Inc.
March 8, 2011

to the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations; (d) the prospectus supplement, dated March 3, 2011 (together with the Base Prospectus, the “Prospectus”), relating to the Shares in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations; (e) an executed copy of the Underwriting Agreement; (f) an executed copy of the Pricing Agreement; (g) an executed copy of the Investor Rights Agreement, dated as of November 1, 2010, among the Company, the Selling Stockholder and AIG; (h) an executed copy of the Coordination Agreement, dated as of March 1, 2011, among the Company, the Selling Stockholder and AIG; (i) a certificate of the Secretary of the Company, dated as of March 8, 2011 (including the attachments thereto, the “Secretary’s Certificate”); (j) a certificate, dated March 2, 2011, and a facsimile bringdown thereof, dated March 8, 2011 from the Office of the Secretary of the State of Delaware as to the existence and good standing in the State of Delaware of the Company; (k) a copy of the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof, a copy of the Amended and Restated Bylaws of the Company, as amended through the date hereof, a copy of the resolutions of the Board of Directors of the Company (the “Board”), adopted March 7, 2010, April 27, 2010 and February 23, 2011, and a copy of the resolutions of the Finance and Risk Committee of the Board, adopted March 1, 2011, in each case, as certified by the Secretary of the Company in the Secretary’s Certificate; and (l) such other records of the corporate proceedings of the Company as we have deemed necessary as the basis for the opinions expressed herein.
     We have also examined, have relied as to matters of fact upon and have assumed the accuracy of originals or copies certified of, or otherwise identified to our satisfaction, such records, agreements, documents and other instruments and such representations, statements and certificates or comparable documents of or from public officials and officers and representatives of the Company and of representations of such persons whom we have deemed appropriate, and have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, and in connection with our review of all such documents, including the documents referred to in clauses (a) through (l) of the preceding paragraph, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.
          Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that the Primary Shares have been duly authorized by the Company and, upon the issuance and delivery of and payment for the Primary Shares pursuant to the terms of the Transaction Documents, will be validly issued, fully paid and non-assessable, and the Secondary Shares are validly issued, fully paid and non-assessable.

MetLife, Inc.
March 8, 2011

          The opinion expressed herein is limited in all respects to the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinion expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
          This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any circumstances that may come to our attention after the date hereof with respect to the opinion and statements set forth above, including any changes in applicable law that may occur after the date hereof.
          We consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed in connection with the offering and sale of the Shares, which will be incorporated by reference into the Registration Statement and the Prospectus and to the use of our name under the caption “Legal Opinions” contained in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the Rules and Regulations.

Very truly yours,
/s/ Dewey & LeBoeuf LLP